GraniteShares ETF Trust N-14

Exhibit 99.13(e)

EXPENSE LIMITATION AGREEMENT

GRANITESHARES ETF TRUST

This Agreement is made and entered into effective as of October 11, 2017, by and between the GraniteShares HIPS US High Income ETF (the “HIPS Fund”) a series of shares of GraniteShares ETF Trust, a Delaware statutory trust (the “Trust”), and GraniteShares Advisors LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust dated November 7, 2016, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type;

WHEREAS, the Fund was established solely for the purpose of acquiring the assets of Master Income ETF (the “Target Fund”), a series of ETF Series Solutions, a Delaware statutory Trust, and continuing the Target Fund’s business (the “Reorganization”);

WHEREAS, the Trust, on behalf of each of its series, and the Advisor entered into the Investment Advisory Agreement dated April 25, 2017, (“Advisory Agreement”), which continues in effect, and the Trust, on behalf of the Fund, and the Advisor entered into Amendment No. 1 to the Investment Advisory Agreement dated October 11, 2017, pursuant to which the Advisor provides investment advisory services to the Fund;

WHEREAS, the Fund and the Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to set forth and approve the terms by which the Advisor limits the expenses of the Fund, and, therefore, have entered into this Agreement in order to maintain each such Fund’s respective expense ratios within the Operating Expense Limit, as defined below, for two years from the date of the Reorganization; and

WHEREAS, this Agreement supersedes, with respect to the Fund, any prior agreement that is similar to this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Expense Limitation.

(a)

Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor (excluding interest, taxes, brokerage commissions, expenses related to short sales, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of the Fund’s business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) incurred by the Fund in any fiscal year (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Advisor.

(b)

Operating Expense Limit. The maximum operating expense limit (“Operating Expense Limit”) in any year shall be 70 basis points of the average daily net assets of the HIPS Fund.

(c)

Method of Computation. To determine the Advisor’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit of such Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor may also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d)

Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.

Deferred Expenses. If in any month during which the Advisory Agreement is in effect the estimated annualized Fund Operating Expenses of the Fund for that month are less than the Operating Expense Limit, the Advisor shall be entitled to reimbursement by such Fund of any investment advisory fees waived or reduced, and any additional payments remitted by the Advisor, pursuant to this Agreement (the “Deferred Expenses”) during the previous thirty-six months, to the extent that such Fund’s annualized Fund Operating Expenses plus the amount so reimbursed does not exceed, for such month, the Operating Expense Limit, provided that such amount paid to the Advisor will in no event exceed the total Deferred Expenses and will not include any amounts previously reimbursed to the Advisor.

3.

Term and Termination of Agreement. This Agreement with respect to the Fund shall continue in effect until the Limit Expiration Date, which shall be two years from the date of the Reorganization, and from year to year thereafter, provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated, without payment of any penalty, (a) by the Trust at any time, and (b) by the Advisor upon written notice ninety (90) days’ prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 3 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement; provided that in no event shall the Agreement be terminated before be two years from the date of the Reorganization.

4.

Miscellaneous.

(a)

Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)

Interpretation. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Trust’s Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(c)

Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

GRANITESHARES ETF TRUST ON BEHALF OF GRANITESHARES HIPS US HIGH INCOME ETF

/s/William Rhind
By: William Rhind
Title: President

GRANITESHARES ADVISORS LLC

/s/William Rhind
By: William Rhind
Title: CEO